Exhibit 23.6
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement of CDC Corporation on Form F-3 of our report dated July 18, 2007, related to the financial statements of TimeHeart Science Technology Limited as of and for the years ended December 31, 2004 and 2005 and as of and for the seven month period ended July 31, 2006 appearing in the Current Report on Form 6-K of CDC Corporation filed on August 31, 2007.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, China
August 28, 2007